Exhibit 10.1

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (this “Fifth Amendment”) is made as of July 8, 2011, by and between ARE-770/784/790 MEMORIAL DRIVE, LLC, a Delaware limited liability company (“Landlord”), and INFINITY PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are now parties to that certain Lease Agreement dated July 2, 2002, as amended by that certain First Amendment to Lease dated March 25, 2003, as further amended by that certain Second Amendment to Lease dated April 30, 2003, as further amended by that certain Third Amendment to Lease dated October 30, 2003, and as further amended by that certain Fourth Amendment to Lease dated December 15, 2003 (as amended, the “Lease”), pursuant to which Tenant leases certain space containing approximately 67,167 rentable square feet (“Premises”), consisting of (i) approximately 51,000 rentable square feet (“770 Premises”) in that certain building located at 770 Memorial Drive, Cambridge, Massachusetts, and (ii) approximately 16,167 rentable square feet “790 Premises”) in that certain building located at 790 Memorial Drive, Cambridge, Massachusetts (the “790 Building”). The Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. The 3C Premises Reduction Period, 3D Premises Reduction Period, the Additional 3C Premises Reduction Period and the Additional 3D Premises Reduction Period have expired.

C. The term of the Lease is scheduled to expire on December 31, 2012.

D. Landlord and Tenant desire, among other things, to extend the term of the Lease, subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Base Term. As of the date of this Fifth Amendment, the defined term “Base Term” on page 2 of the Lease is deleted in its entirety and replaced with the following:

“Base Term: Beginning on the Commencement Date and ending on January 31, 2016.”

2.

Base Rent. Tenant shall continue to pay Base Rent for the Premises as provided for in the Lease through December 31, 2012. Commencing on January 1, 2013, Tenant shall pay Base Rent for the Premises in the amount of $363,821.25 per month. Base Rent shall be increased on January 1, 2014, and on each subsequent January 1st during the Base Term by multiplying the Base Rent payable for the Premises immediately before such date by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable for the Premises immediately before such date.

3.	Additional TI Allowance. Following the mutual execution and delivery of this Fifth Amendment by the parties, Landlord shall make available to Tenant a tenant improvement allowance of up to $671,670 (the “Additional TI Allowance”) for the design and construction of fixed and permanent improvements desired by and performed by Tenant and which improvements shall be of a fixed and permanent nature (the “Additional Tenant Improvements”). The Additional TI Allowance shall be available for the design and construction of Additional Tenant Improvements in the Premises only including, without limitation, painting, flooring, carpeting and data cabling; provided, however, that in no event may more than 10% of the Additional TI Allowance be used to pay for Tenant’s data cabling. Tenant acknowledges that upon the expiration of the Term of the Lease, the Additional Tenant

Improvements shall become the property of Landlord and may not be removed by Tenant. Notwithstanding anything to the contrary contained herein, the Additional TI Allowance shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment (other than data cabling subject to the limitation provided for in the first sentence of this Section 3), including, but not limited to, Tenant’s voice cabling, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Additional Tenant Improvements. Except for the Additional TI Allowance, Tenant shall be solely responsible for all of the costs of the Additional Tenant Improvements. The Additional Tenant Improvements shall be treated as Alterations and shall be undertaken pursuant to Section 12 of the Lease.

Landlord shall reimburse Tenant for the cost of the Additional Tenant Improvements in two (2) draws with the first draw payable once the Additional Tenant Improvements have been 50% completed and the second draw payable once the Additional Tenant Improvements have been 100% substantially completed. Each draw request shall be in Landlord’s standard form, containing evidence of the applicable costs (and payment of such costs) and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for prior progress payments), inspection reports and other matters as is customary in the market, to the extent of Landlord’s reasonable approval thereof for payment, no later than 30 days following receipt of such draw request. Any amounts not so approved by Landlord because they fail to satisfy any of the disbursement requirements may be submitted by Tenant with the next requisition and shall be reimbursed by Landlord provided that all of the applicable disbursement requirements are satisfied with request to the reimbursement being sought. The Additional TI Allowance shall only be available for use by Tenant for the construction of the Additional Tenant Improvements until December 31, 2013, and any portion of the Additional TI Allowance which has not been requisitioned by Tenant in accordance with this paragraph on or before December 31, 2013, shall be forfeited and shall not be available for use by Tenant.

4.	Right to Expand.

a. Expansion in the 790 Building. Tenant acknowledges that Landlord leases and operates the first and second floors of the 790 Building as a “Science Hotel (sm)”. If Landlord elects, in its sole and absolute discretion, at any time after January 1, 2012, and prior to the expiration of the Base Term, to no longer operate the Science Hotel in all or any part of the first or second floor of the 790 Building, Tenant shall have the right, but not the obligation, to expand the Premises (the “Expansion Right”) to include any Available Space in the 790 Building upon the terms and conditions in this Section. For purposes of this Section 39(a), “Available Space” shall mean any space in the 790 Building being leased and operating as part of the Science Hotel by Landlord as of the date of this Fifth Amendment which is not then occupied by a tenant or which is occupied by an existing tenant whose lease is expiring within 6 months or less and such tenant does not wish to renew (whether or not such tenant has a right to renew) its occupancy of such space. If there is any Available Space in the 790 Building, Landlord shall, at such time as Landlord shall elect so long as Tenant’s rights hereunder are preserved, deliver to Tenant written notice (the “Expansion Notice”) of such Available Space, together with the terms and conditions on which Landlord is prepared to lease Tenant such Available Space and Landlord’s good faith estimate of the Market Rate (as defined below) for such Available Space. Notwithstanding anything to the contrary contained herein, the initial Base Rent for the Available Space shall be payable at 95% of the Market Rate. Base Rent shall thereafter be adjusted on each annual anniversary of the commencement date of the lease with respect to the Available Space by a percentage as determined by Landlord and agreed to by Tenant at the time the Market Rate is determined. As used herein, “Market Rate” shall mean the then market rental rate as determined pursuant to Section 41. Tenant shall have 15 business days following delivery of the Expansion Notice to deliver to Landlord written notification of Tenant’s exercise of the Expansion Right. If Tenant delivers such notice to Landlord in a timely manner, Tenant shall be entitled to lease such Available Space upon the terms and conditions set forth in the Expansion Notice and at 95% of Market Rate.

b. Amended Lease. Following the timely and proper exercise of the Expansion Right, the parties shall promptly enter into an amendment to this Lease evidencing the same. If: (i) Tenant fails to timely deliver notice accepting the terms of an Expansion Notice, or (ii) after the expiration of a period of 30 days from the date Tenant gives notice accepting Landlord’s offer to lease such Available Space, no lease amendment for the Available Space has been executed and Landlord tenders to Tenant an amendment to this Lease setting forth the terms for the rental of the Available Space consistent with those set forth in the Expansion Notice and otherwise consistent with the terms of the Lease and Tenant fails to execute such Lease amendment within 10 business days following such tender, then Tenant shall be deemed to have waived its right to lease such Available Space.

c. Exceptions. Notwithstanding the above, the Expansion Right shall, at Landlord’s option, not be in effect and may not be exercised by Tenant:

(i) during any period of time that Tenant is in Default under any provision of the Lease; or

(ii) if Tenant has been in Default under any provision of the Lease 3 or more times in the payment of Rent, whether or not the Defaults are cured, during the 12 month period prior to the date on which Tenant seeks to exercise the Expansion Right.

d. Termination. The Expansion Right shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Expansion Right, if, after such exercise, but prior to the commencement date of the lease of such Available Space, (i) Tenant fails to timely cure any default by Tenant under the Lease for which Tenant has received notice; or (ii) Tenant has Defaulted 3 or more times in the payment of Rent during the period from the date of the exercise of the Expansion Right to the date of the commencement of the lease of the Available Space, whether or not such Defaults are cured.

e. Rights Personal. Expansion Rights are personal to Tenant and are not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with any Permitted Assignment of this Lease.

f. No Extensions. The period of time within which any Expansion Rights may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Expansion Rights.

5.	Right to Extend Term. Section 41 of the Lease is hereby deleted and replaced in its entirety with the following:

“41. Right to Extend Term. Tenant shall have the right to extend the Term of the Lease upon the following terms and conditions:

(a) Extension Right. Tenant shall have one (1) right (“Extension Right”) to extend the term of this Lease for five (5) years (an “Extension Term”) on the same terms and conditions as this Lease (other than Base Rent and the Work Letter) by giving Landlord written notice of its election to exercise the Extension Right at least nine (9) months prior to the expiration of the Base Term of the Lease.

Upon the commencement of the Extension Term, Base Rent shall be payable at 95% of the Market Rate (as defined below). Base Rent shall thereafter be adjusted on each annual anniversary of the commencement date of the Extension Term by a percentage as determined by Landlord and agreed to by Tenant at the time the Market Rate is determined. As used herein, “Market Rate” shall mean the then market rental rate as determined pursuant to this Section 41(a). In addition, Landlord may impose a reasonably determined market rent for the parking rights provided hereunder.

On or before the date which is 150 days prior to the expiration of the Base Term of this Lease, Landlord shall notify Tenant, in writing, of Landlord’s determination of Market Rent and the rent escalations during such Extension Term. If, within thirty (30) days after receipt of such notice from Landlord, Tenant has not agreed with Landlord’s determination of the Market Rate and the rent escalations during such Extension Term after negotiating in good faith, Tenant may by written notice to Landlord not later than 120 days prior to the expiration of the Base Term of this Lease, elect arbitration as described in Section (b) below. If Tenant does not elect such arbitration, Tenant shall be deemed to have waived any right to extend the Term of the Lease and the Extension Right shall terminate.

(b) Arbitration.

(i) Within 10 days of Tenant’s notice to Landlord of its election to arbitrate Market Rate and escalations, each party shall deliver to the other a proposal containing the Market Rate and escalations that the submitting party believes to be correct (“Extension Proposal”). If either party fails to timely submit an Extension Proposal, the other party’s submitted proposal shall determine the Base Rent and escalations for the Extension Term. If both parties submit Extension Proposals, then Landlord and Tenant shall meet within 7 days after delivery of the last Extension Proposal and make a good faith attempt to mutually appoint a single Arbitrator (as defined below) to determine the Market Rate and escalations. If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within 10 days after the meeting, select an Arbitrator. If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted proposal shall determine the Base Rent for the Extension Term. The 2 Arbitrators so appointed shall, within 5 business days after their appointment, appoint a third Arbitrator. If the 2 Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon 10 days prior written notice to the other party of such intent.

(ii) The decision of the Arbitrator(s) shall be made within 30 days after the appointment of a single Arbitrator or the third Arbitrator, as applicable. The decision of the single Arbitrator shall be final and binding upon the parties. The average of the two closest Arbitrators in a three Arbitrator panel shall be final and binding upon the parties. Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties. If the Market Rate and escalations are not determined by the first day of the Extension Term, then Tenant shall pay Landlord Base Rent in an amount equal to the Base Rent in effect immediately prior to the Extension Term and increased by the Rent Adjustment Percentage until such determination is made. After the determination of the Market Rate and escalations, the parties shall make any necessary adjustments to such payments made by Tenant. Landlord and Tenant shall then execute an amendment recognizing the Market Rate and escalations for the Extension Term.

(iii) An “Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and: (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office and laboratory real estate in the greater Boston metropolitan area, or (B) a licensed commercial real estate broker with not less than 15 years experience representing landlords and/or tenants in the leasing of office and laboratory space in the greater Boston metropolitan area, (ii) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) be in all respects impartial and disinterested.

(c) Rights Personal. The Extension Right is personal to Tenant is only assignable by Tenant pursuant to a Permitted Assignment. All other assignments of the Extension Right shall be subject to Landlord’s prior written consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease. In addition to the foregoing, at Landlord’s option, Tenant shall not have the right to exercise the Extension Right if subleases (other than Permitted Assignments) affecting more than 50% of the 790 Premises are in effect at the time of such exercise and at the commencement of the Extension Term.

(d) Exceptions. Notwithstanding anything set forth above to the contrary, the Extension Right shall, at Landlord’s option, not be in effect and Tenant may not exercise any of the Extension Rights:

(i) during any period of time that Tenant is in Default under any provision of this Lease; or

(ii) if Tenant has been in Default under any provision of this Lease 3 or more times with respect to the payment of Rent, whether or not the Defaults are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise an Extension Right, whether or not the Defaults are cured.

(e) No Extensions. The period of time within which the Extension Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Right

(f) Termination. The Extension Right shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Extension Right, if, after such exercise, but prior to the commencement date of the Extension Term, (i) Tenant fails to timely cure any Default by Tenant then existing under this Lease for which Tenant received the applicable notice; or (ii) Tenant has Defaulted 3 or more times with respect to the payment of Rent during the period from the date of the exercise of the Extension Right to the date of the commencement of the applicable Extension Term, whether or not such Defaults are cured.”

6.	Early Termination Rights.

a. One-Time Right. Tenant shall have the right to terminate the Lease (“Termination Right”) as of January 31, 2015 (“Early Termination Date”), upon no less than 12 months written notice to Landlord (“Termination Notice”). If Tenant timely and properly exercises the Termination Right, Tenant shall vacate the Premises and deliver possession thereof to Landlord in the condition required by the terms of this Lease on or before the Early Termination Date and Tenant shall have no further obligations under the Lease with respect to the Premises except for those accruing prior to the Early Termination Date and those which, pursuant to the terms of the Lease, survive the expiration or early termination of the Lease.

b. New Lease. If, during the Base Term, Tenant has entered into a new lease agreement (“New Lease”) with Landlord or an entity controlled by, under common control with, or controlling Landlord including, without limitation, any of the constituent members of Landlord or Alexandria Real Estate Equities, Inc. (any such entity, an “Affiliate”) pursuant to which Tenant shall lease space in Massachusetts, of a rentable square footage at least 10% greater than the Premises (“New Premises”), for a term acceptable to Landlord and/or Affiliate with base rent payable at the then fair market rental rate for such New Premises and, otherwise, upon terms and conditions acceptable to Landlord or Affiliate and Tenant in their respective sole discretion, this Lease shall terminate upon the date (“New Lease Commencement Date”) that Tenant commences paying base rent under the New Lease for the New Premises. Tenant acknowledges that nothing contained herein shall obligate Landlord or Affiliate in any way to enter into the New Lease nor shall anything contained herein be construed to grant to Tenant any option or right to lease any space at another property owned by Landlord or Affiliate. If this Lease is terminated pursuant to this Section 6.b., then Tenant shall vacate the Premises and deliver possession thereof to Landlord in the condition required by the terms of this Lease on or before the New Lease Commencement Date and Tenant shall have no further obligations under this Lease except for those accruing prior to the New Lease Commencement Date, including the obligation to pay Rent through the New Lease Commencement Date, and those which, pursuant to the terms of the Lease, survive the expiration or early termination of the Lease.

7.	Brokers. Landlord and Tenant each represents and warrants that no broker, agent or other person (collectively, “Broker”) shall be entitled to a commission in connection with the transaction reflected in this Fifth Amendment, other than CB Richard Ellis. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Fifth Amendment. Landlord shall pay any commissions due to CB Richard Ellis arising out of the execution of this Fifth Amendment in accordance with the terms of a separate written agreement between Landlord and CB Richard Ellis.

8.	Miscellaneous.

a. This Fifth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Fifth Amendment may be amended only by an agreement in writing, signed by the parties hereto. This Fifth Amendment is effective as of the date first set forth above.

b. This Fifth Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

c. This Fifth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Fifth Amendment attached thereto.

d. Except as amended and/or modified by this Fifth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Fifth Amendment. In the event of any conflict between the provisions of this Fifth Amendment and the provisions of the Lease, the provisions of this Fifth Amendment shall prevail. Whether or not specifically amended by this Fifth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Fifth Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment as of the day and year first above written.

LANDLORD:	ARE-770/784/790 MEMORIAL DRIVE, LLC, a Delaware limited liability company its member

	By:	Alexandria Real Estate Equities, L.P.
a Delaware limited partnership
its member

		By:	ARE-QRS Corp.
a Maryland corporation
its general partner

			By:	/s/ Eric S. Johnson
			Its:	Vice President, Real Estate Legal Affairs

TENANT:	INFINITY PHARMACEUTICALS, INC.,
a Delaware corporation

	By:	/s/ Adelene Q. Perkins
	Its:	President and Chief Executive Officer